UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 6, 2007

OMNI FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-33014	58-1990666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 2300, Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 396-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 6, 2007, Omni National Bank (“Omni”), a wholly owned subsidiary of Omni Financial Services, Inc., entered into a Stock Purchase Agreement with First Bank Lubbock Bancshares, Inc. (“FBL”) and FBL’s wholly owned subsidiary, Outsource Delaware Capital Group, Inc. (the “Seller”), pursuant to which Omni will acquire a Texas charter through the series of transactions described below.

(1) Wilson Bancshares, Inc., which is the holding company for Wilson State Bank, a Texas state bank (“WSB”), will merge with and into the Seller, which will result in the Seller holding 100% of WSB’s outstanding capital stock.

(2) WSB will merge with and into First Bank & Trust, a Texas state bank subsidiary of the Seller (“FB&T”), with both WSB and FB&T surviving the merger in accordance with Texas law. In this merger, FB&T will acquire all of WSB’s assets and liabilities, except for $2.0 million in cash and one office location, which will be retained by WSB along with its charter, bylaws and other corporate records.

(3) Immediately following the bank merger described in paragraph (2) above, Omni will purchase 100% of WSB’s capital stock from the Seller for $2.3 million in cash. A copy of the Stock Purchase Agreement is attached as Exhibit 10.1.

(4) Immediately following the stock purchase described in paragraph (3) above, WSB will merge with and into Omni.

As a result of the transactions described above, FBL will acquire WSB’s operations, liabilities and virtually all of its assets, and Omni will acquire a Texas charter and banking office.

The transactions described above are subject to regulatory approval and other typical closing conditions, with the closing of the Acquisition anticipated to occur on or before July 2, 2007.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement dated April 6, 2007 between Omni National Bank and Outsource Delaware Capital Group, Inc.

99.1	Press Release dated April 12, 2007 (furnished, not “filed,” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI FINANCIAL SERVICES, INC.

Dated: April 12, 2007	By:	/s/ Constance Perrine
	Name:	Constance Perrine
	Title:	Executive Vice President and Chief Financial Officer